Psychemedics Corporation Announces Record Revenues For 2012; Declares 66th Consecutive Quarterly Dividend

ACTON, Mass., Feb. 25, 2013 /PRNewswire/ -- Psychemedics Corporation (NASDAQ:PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2012. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of March 7, 2013 to be paid on March 21, 2013. This will be the Company's 66th consecutive quarterly dividend.

(Logo: http://photos.prnewswire.com/prnh/20111107/NE00639LOGO )

The Company's revenue for the year ended December 31, 2012 was $25.2 million, an increase of 5% as compared to $24.1 million for 2011. Net income for the year ended December 31, 2012 was $3.0 million or $0.57 per diluted share, a decrease of 15% from 2011 during which the Company earned $3.5 million or $0.67 per diluted share. Revenue for the fourth quarter was $5.7 million, an increase of 2% as compared to $5.5 million in the fourth quarter of 2011. Net income for the quarter was $273 thousand or $0.05 per diluted share, a decrease of 38% from $438 thousand or $0.08 per share for the same period of 2011.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

"2012 was a year of major accomplishments and transition. In addition to record revenues, primarily due to strong new business growth, the Company re-established its strong patent protection and successfully transitioned to a new production technology.

"As you will recall, in January 2012, we received a new patent (our seventh) covering a process that releases virtually 100% of the drugs trapped in hair without destroying the drugs. This patent is fundamental to hair analysis drug testing because if you can't get the drugs out of the hair, you cannot measure them.

"In the second quarter of 2012, the FDA granted the Company 501(k) clearances for five new, additional assays to test for the detection of cocaine, opiates, PCP, methamphetamine and marijuana using enzyme immunoassay (EIA) analysis of head and body hair. The newly developed immunoassays produced by the R&D team at Psychemedics were uniquely designed specifically to meet and even exceed the standards of radioimmunoassay (RIAH), and represent a significant technological breakthrough.

"By combining our new FDA-cleared immunoassays, which are equivalent in effectiveness and sensitivity to radioimmunoassay, with our new patented method of releasing the drugs from the hair, we continue to demonstrate our technological leadership and to offer truly proprietary technology that provides superior detection of drugs of abuse for our many clients. That is what sets us apart.

"Of course, receiving the patent and FDA clearances was just the beginning. We then needed to implement this change in technology from RIAH to EIA. I am pleased to say that we made this once in a generation transition with an almost seamless impact to our clients. That said, the transition impacted profits in Q3 and Q4 of 2012 through the additional costs of; re-engineering of several operational processes and systems, one-time development costs, and maintaining two technologies in parallel to ensure a smooth transition for our clients. Even with this impact, we still obtained a pre-tax margin for 2012 of 20%. In addition to the P&L impact of this new technology, the project also required a major capital investment in excess of $1.5 million. This along with $1.2 million of additional capital investment, is the driver behind the reduction in our cash balance at year end.

"The Company's balance sheet remains strong with approximately $3.1 million in cash and cash equivalents and no long-term debt. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare our quarterly dividend of $0.15 per share. This dividend represents our sixty-sixth consecutive quarterly dividend."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is http://www.psychemedics.com/

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume sales, marketing strategies, and technological advantages) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, technological developments, intellectual property protection, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Psychemedics Corporation
Statements of Income and Comprehensive Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

Revenues	$5,658,184	$5,546,942	$25,223,534	$24,089,608
Cost of revenues	2,892,745	2,373,511	10,971,886	9,616,985

Gross profit	2,765,439	3,173,431	14,251,648	14,472,623

Operating Expenses:
General & administrative	1,024,964	1,050,280	3,946,844	3,948,706
Marketing & selling	1,130,210	1,170,567	4,543,598	4,116,059
Research & development	146,487	207,623	825,518	607,408

Total Operating Expenses	2,301,661	2,428,470	9,315,960	8,672,173

Operating income	463,778	744,961	4,935,688	5,800,450
Interest income	447	556	1,889	5,346

Net income before provision for income taxes	464,225	745,517	4,937,577	5,805,796

Provision for income taxes	191,612	307,329	1,957,948	2,316,513

Net income and comprehensive income	$272,613	$438,188	$2,979,629	$3,489,283

Basic net income per share	$0.05	$0.08	$0.57	$0.67

Diluted net income per share	$0.05	$0.08	$0.57	$0.67

Dividends declared per share	$0.15	$0.12	$0.60	$0.48

Weighted average common shares outstanding, basic	5,272,428	5,235,422	5,260,320	5,229,646

Weighted average common shares outstanding, diluted	5,291,370	5,240,146	5,272,542	5,235,940

Psychemedics Corporation
Balance Sheets

	December 31,	December 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$3,065,785	$5,564,233
Accounts receivable, net of allowance for doubtful accounts
of $121,583 in 2012 and $169,191 in 2011	4,620,768	4,490,976
Prepaid expenses and other current assets	823,274	565,508
Income tax receivable	854,212	564,083
Deferred tax assets	209,877	315,501

Total Current Assets	9,573,916	11,500,301
Fixed Assets, net of accumulated amortization and depreciation
of $4,395,605 in 2012 and $11,026,278 in 2011	4,201,409	2,063,377

Other assets	345,293	237,174

Total Assets	$ 14,120,618	$ 13,800,852

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$669,789	$961,844
Accrued expenses	1,413,541	1,321,856

Total Current Liabilities	2,083,330	2,283,700

Deferred tax liabilities, long-term	814,619	482,523
Total Liabilities	2,897,949	2,766,223

Commitments and Contingencies
Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,940,558 shares issued in 2012 and 5,903,552 shares issued 2011	29,703	29,518
Additional paid-in capital	28,460,764	28,095,946
Accumulated deficit	(7,186,009)	(7,009,046)
Less - Treasury stock, at cost, 668,130 shares	(10,081,789)	(10,081,789)

Total Shareholders' Equity	11,222,669	11,034,629

Total Liabilities and Shareholders' Equity	$14,120,618	$13,800,852

Contact:
Neil Lerner
Vice President Finance
(978) 206-8220
Neill@psychemedics.com